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                                  EXHIBIT 99.1
                                  PRESS RELEASE



Investor Relations Contact
Frank Hawkins and Julie Marshall
Hawk Associates, Inc.
(800) 987-8256 or
info@hawkassociates.com

FOR IMMEDIATE RELEASE

              PEREGRINE PHARMACEUTICALS RAISES OVER $2 MILLION FROM
            INSTITUTIONAL INVESTORS; $1.5 MILLION IN DEBT CONVERTED

TUSTIN, CA, - JUNE 9, 2003 - Peregrine Pharmaceuticals (Nasdaq: PPHM) announced today that it has raised gross proceeds of approximately $2.07 million with eight institutional investors in exchange for the issuance of common stock and warrants. The proceeds from the financing will help fund operations including the continued development of its Vascular Targeting Agent (VTA) clinical candidate. The company believes it now has sufficient cash on hand to fund its operations through at least the second quarter of its 2004 fiscal year excluding any revenues to be generated from Avid Bioservices, Inc., our wholly owned subsidiary performing contract manufacturing services of biologics. Additional funds are anticipated from signed and pending contracts at Avid Bioservices, Inc., and from the potential strategic initiatives set forth in the Company's filing on Form 10-Q.

Under the financing terms, the company issued approximately 2.41 million shares of common stock at a purchase per share price equal to an approximate 10% discount to the trailing five-day average closing price of the company's common stock ending May 29, 2003, the date the commitment was signed by an institutional investor. In accordance with the stipulations of an earlier financing completed in August 2002, these terms were then offered for five trading days to the institutional investors from the August 2002 financing, all of whom accepted the commitment as of June 5, 2003.

In this latest financing agreement, the company also issued 150,000 four-year warrants equivalent to 7.5% of the total number of shares of common stock issued to certain investors with an exercise price equal to the per share purchase price. Approximately 412,000 common shares sold under the financing did not receive any warrant coverage. The shares and warrants were issued under two separate shelf registration statements previously filed with the Securities and Exchange Commission. In connection with this offering, the company paid a cash fee to Olympic Securities, LLC equivalent to five percent of the gross proceeds received from the sale of shares.

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The company also announced the recent conversion of approximately $1.5 million in existing convertible debt under the August 2002 financing in exchange for common stock at the predetermined conversion price. The company now has $900,000 in convertible debt remaining, which if converted, will convert into approximately 1.06 million shares of common stock.

"We are pleased to complete this financing, which strengthens our cash position as we move our strategic initiatives forward," said Steven King, president and CEO of Peregrine. "We believe additional cash could be generated through partnering and other initiatives including those set forth in our last quarterly report on Form 10-Q. We are encouraged by the high degree of interest being shown in our Cotara(TM), Vasopermeation Enhancing Agent (VEA) and Vascular Targeting Agent (VTA) technology platforms and the potential for partnering those technologies. We are continuing to move our own VTA and VEA candidates toward clinical trials, and we are pleased with the progress of Avid Bioservices and anticipate continued growth of that business."

"This financing combined with the conversion of approximately $1.5 million in convertible debt significantly strengthens the financial position of the company." said Paul Lytle, Peregrine's Chief Financial Officer. "With this infusion of cash, the company believes it has sufficient cash on hand to fund its operations through at least the second quarter of the 2004 fiscal year without taking into consideration any additional revenues from existing signed contacts or pending project proposals with Avid Bioservices."

ABOUT PEREGRINE PHARMACEUTICALS
Peregrine Pharmaceuticals is a biopharmaceutical company focused on the development, commercialization and licensing of unique technologies for the treatment of cancer, primarily based on three collateral targeting technologies. Peregrine's Tumor Necrosis Therapy (TNT), Vasopermeation Enhancement Agents
(VEA), and Vascular Targeting Agents (VTA) technologies target cell structures and cell types that are common among solid tumor cancers, giving them broad applicability across various tumor types. The company has received approval from the FDA to start a Cotara(TM) Phase III clinical trial for brain cancer. Cotara is also being studied in a Phase I trial for colorectal, pancreas, soft tissue sarcoma and biliary cancers at Stanford University. The company is focused on licensing collaborations for all of its technologies under development. The company's Oncolym(R) technology to treat non-Hodgkin's B-cell lymphoma in Phase I/II of development is available for licensing. The company operates a cGMP contract manufacturing facility for monoclonal antibodies and recombinant proteins through its wholly-owned subsidiary Avid Bioservices, Inc. (www.avidbio.com). Copies of Peregrine press releases, SEC filings, current price quotes and other valuable information for investors may be found on the website www.peregrineinc.com.

SAFE HARBOR STATEMENT: THIS RELEASE MAY CONTAIN CERTAIN FORWARD-LOOKING STATEMENTS THAT ARE MADE PURSUANT TO THE SAFE HARBOR PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. ACTUAL EVENTS OR RESULTS MAY DIFFER FROM THE COMPANY'S EXPECTATIONS AS A RESULT OF RISK FACTORS DISCUSSED IN PEREGRINE'S REPORTS ON FILE WITH THE U.S. SECURITIES AND EXCHANGE COMMISSION, INCLUDING, BUT NOT LIMITED TO, THE COMPANY'S REPORT ON FORM 10-K FOR THE YEAR ENDED APRIL 30, 2002 AND ON FORM 10-Q FOR THE QUARTER ENDED JANUARY 31, 2003.